Exhibit 3.1

THIRD AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
LOGILITY SUPPLY CHAIN SOLUTIONS, INC.

Article 1:

The name of the corporation is Logility Supply Chain Solutions, Inc. (the “Corporation”).

Article 2:

The Corporation is authorized to issue one thousand (1,000) shares of the same class, all of which have a par value of $0.001 per share.

Article 3:

The street address of the Corporation’s registered office is 2 Sun Court, Suite 400, Peachtree Corners, GA 30092.  The name of its registered agent at such address is Corporation Service Company.  The county of the registered office is Gwinnett County.

Article 4:

The mailing address of the Corporation’s principal office is 470 East Paces Ferry Road, N.E., Atlanta, GA 30305.

Article 5:

The Corporation shall indemnify and advance expenses to, to the fullest extent permitted by the Georgia Business Corporation Code (the “GBCC”), each present and former director or officer of the Corporation who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

Article 6:

To the fullest extent that the GBCC as the same exists or may hereafter be permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any action taken, or for failure to take action.  Neither the amendment nor repeal of this Article 6 nor the adoption of any provision of these Third Amended and Restated Articles of Incorporation inconsistent with this Article 6 shall eliminate or adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment, repeal or adoption.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation on April 4, 2025.

LOGILITY SUPPLY CHAIN SOLUTIONS, INC.

By:	/s/ Allan Dow
Name:	Allan Dow
Title:	President & Chief Executive Officer